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                                                                  EXHIBIT 4.1(b)

                         ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF
                               NOVA CORPORATION



     Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation.

                                      I.

                                   AMENDMENT

     The Articles of Incorporation of NOVA Corporation are hereby amended by removing Section IV.A and IV.A(a) in their entirety and substituting in lieu thereof the following:

                                     "IV.

          A. The corporation has authority to issue not more than Two Hundred and Five Million (205,000,000) shares of capital stock, which shares shall be divided into the following classes:

          (a) Two Hundred Million (200,000,000) shares of common stock designated "Common Stock" having a par value of $.01 per share, and"

All other provisions of the Articles of Incorporation remain unchanged.


                                      II.

                             ADOPTION OF AMENDMENT

     In accordance with the provisions of Section 14-2-1003 of the Code, this Amendment to the Articles of Incorporation was recommended to the shareholders of NOVA Corporation by the Board of Directors of NOVA Corporation on June 17, 1998, and was duly approved by the shareholders of NOVA Corporation on September 24, 1998, at a special meeting of the shareholders of NOVA Corporation.


     IN WITNESS WHEREOF, NOVA Corporation has caused these Articles of Amendment to the Articles of Incorporation to be duly executed by its authorized officer as of the 24th day of September 1998.


                              /s/ Edward Grzedzinski
                              -----------------------------------------
                              Edward Grzedzinski
                              Chief Executive Officer